UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 11, 2015

Fabrinet

(Exact name of registrant as specified in its charter)

Cayman Islands	001-34775	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Intertrust Corporate Services (Cayman) Limited

190 Elgin Avenue

George Town

Grand Cayman

KY1-9005

Cayman Islands

(Address of principal executive offices, including zip code)

+66 2-524-9600

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Effective February 11, 2015, Fabritek, Inc. (the “Company”), a wholly-owned subsidiary of Fabrinet, entered into a sale, purchase and escrow agreement (the “Purchase Agreement”) with Drawbridge Patrick Henry, LLC, to purchase a certain parcel of real estate located at 4900 Patrick Henry Drive, Santa Clara, California (the “Property”). The Property consists of a combination office and manufacturing building of approximately 74,035 square feet and the associated 4.05 acres of land. The net purchase price of the Property, after certain credits, is approximately $25.5 million, of which approximately $750,000 has been deposited into escrow. The Company will pay the balance of the purchase price at the close of escrow, which is expected in late February 2015, subject to the satisfaction of closing conditions and the execution of certain ancillary agreements. If the Purchase Agreement is terminated prior to the close of escrow, the Company may forfeit its deposit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FABRINET

By:	/s/ Toh-Seng Ng
Toh-Seng Ng Executive Vice President, Chief Financial Officer

Date: February 17, 2015